Exhibit 10(m)


September 3, 1999


CONFIDENTIAL


Dear Larry:

I am pleased to confirm our offer of employment for the position of Senior Vice President of Finance and Chief Financial officer of CBRL Group, Inc. We believe you share our enthusiasm for the opportunities that lie ahead and that you bring the ability and professionalism to assist and share in our continued growth and success. This letter will serve to confirm the details of our offer.

Position: Senior Vice President of Finance and Chief Financial
Officer

Employment Date: We anticipate a start date approximately three weeks from date of acceptance. Should your situation allow an earlier start date, we will welcome you aboard at your earliest opportunity.

Compensation: $240,000 base salary.

Annual Bonus Plan: Your annual bonus potential will be one hundred percent of base salary. We will guarantee a first year minimum bonus of fifty percent of your base salary. Any additional bonus earned over that amount will be paid as if your start date had been the first day of the fiscal year.

Long Term Incentive Program: Your targeted long-term incentive opportunity is set at $635,000. The long-term award is performance based (as measured on overall business results) and we expect to issue at least some of this award in stock. The award will vest/be awarded as early as three years out and as long as five years out. We are working through the mechanics of the plan at this time for the entire officer group. We will provide you with additional information on this program under separate cover, as it becomes available.

Stock Options: You are being recommended for a new hire stock option grant of 30,000 shares of CBRL stock. We anticipate that our Board of Directors will ratify this grant on September 30,
1999.  These options vest on a three-year schedule.   Future
grants will be established as part of the long-term incentive program.

Additional Compensation: To assist you with the loss of your retention bonus, we will pay you a one-time sign on bonus of $66,666.66.

Severance/Salary: In the unlikely event that your employment with CBRL Group, Inc. is involuntarily terminated for any reason other than just, we will provide you with severance equal to your annual salary to be paid at regular pay periods for one year.

Relocation Expense: We will provide a third party relocation package for the sale of your home. In addition we will cover any reasonable and necessary costs for moving you and your household goods to Nashville. It is our intention to "keep you whole" with regard to the cost of relocation. Realizing that you will begin employment prior to relocation to Nashville, we agree to cover interim living expenses for you in Nashville until you have purchased a home or for a period of up to six months. We will also pay for reasonable travel expense for your trips between Nashville and Dallas.

Employee Benefits: We will provide you an annual physical examination and an additional package of Life and Disability insurance over and above what is provided in our normal group benefits plan. As agreed, we will waive the usual ninety-day waiting period for group health coverage, which will be furnished to you at no cost.

Vacation: Your vacation eligibility will be for a minimum of three (3) weeks per year.
Nothing contained in this letter is intended to create, nor shall be construed to create, a contract of employment.

I hope that this captures the essential elements of our offer to your satisfaction. Please call if you would like to discuss this further. We believe that this is a good match between you and CBRL Group, Inc., and we are looking forward to your joining us in the near future. Please sign and return a copy of this letter in the enclosed overnight envelope.



Sincerely,                           Acceptance

/s/ Norman J. Hill                   /s/ L. E. White
Norman J. Hill                        Larry White
Senior Vice President
Human Resources                     September 7, 1999
                                      Date Signed